UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Three First National Plaza, Chicago, Illinois 60602-4260

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 726-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 10, 2005, Sara Lee Corporation (“Sara Lee”) announced its strategic transformation plan (the “Transformation Plan”). In connection with the Transformation Plan, the Compensation and Employee Benefits Committee of the Board of Directors of Sara Lee (the “Committee”) approved certain compensation arrangements, described below.

On February 9, 2005, the Committee approved a special retention plan for select members of management and key employees (the “Retention Plan”). The objectives of the Retention Plan are to recognize exemplary performance and retain and motivate key employees overseeing the Transformation Plan. The Chairman of the Committee must approve awards to eligible employees at or above the Senior Vice President level, and Sara Lee’s Chief Executive Officer may approve incentive awards to all other eligible employees. None of Sara Lee’s named executive officers will participate in the Retention Plan. Generally, a participant must be employed by Sara Lee on the date an award vests or on the last day of the retention period in order to receive payout of an award.

The Retention Plan consists of two components. The first component is applicable to select members of management who will oversee significant elements of the Transformation Plan. Awards under this component will be made in the form of restricted stock units (“RSUs”) that may be settled only in shares of Sara Lee common stock. The value of each RSU award on the date of grant will have a minimum value equal to the eligible employee’s annual salary or less, and a maximum value equal to two times the employee’s annual salary. RSUs grants are expected to be approved by the Committee at its April 2005 meeting and generally will vest in two equal installments in April 2006 and April 2007. Upon vesting, each RSU will be converted into shares of Sara Lee common stock on a one-for-one basis. Shares of Sara Lee common stock issued under this component of the Retention Plan will be issued under Sara Lee’s 1998 Long-Term Incentive Stock Plan.

The second component of the Retention Plan is applicable to select mid-level key employees. Awards under this component will be paid in cash at the end of the specified retention period. Maximum award opportunities range from 10% to 50% of the participant’s base salary, and the retention periods for each award range from three months to over one year. The amount awarded to each participant will be determined based upon the employee’s role in executing the Transformation Plan and the length of the applicable retention period.

In addition, on February 9, 2005 the Committee approved certain changes to the compensation of Theo de Kool, Sara Lee’s Executive Vice President and Chief Financial Officer. The Committee approved an increase in Mr. de Kool’s base salary to $750,000 per year and an increase in his maximum bonus opportunity under Sara Lee’s fiscal year 2005 Annual Incentive Plan from 170% of base salary to 200% of base salary, which corresponds to the “outstanding” performance level under the Plan. Both of these changes take effect on February 1, 2005. The Committee also granted to Mr. de Kool RSUs covering 156,965 shares of Sara Lee common stock as a one-time retention award. 50% of the RSUs will vest on January 27, 2010, subject to Mr. de Kool’s continued employment with Sara Lee through such date, and the remaining 50% of the RSUs will vest on January 27, 2010, if and to the extent certain predetermined performance targets have been achieved. All of the performance targets relate to elements of the Transformation Plan and include objectives such as the successful centralization of certain key operational processes and services, such as information technology and procurement, implementation of a common technology platform and the disposition of certain identified businesses. In January 2010, the Committee will determine, in its discretion, which performance goals have been achieved and the percentage of the performance-based portion of the RSU that will vest. The vested portion of the RSU will be converted into shares of Sara Lee common stock on a one-for-one basis.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2005

SARA LEE CORPORATION
(Registrant)

By:	/s/ Roderick A. Palmore
Executive Vice President, General Counsel and Secretary

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